Exhibit 99.3

                                                             7852 Colgate Avenue
                                                           Westminster, CA 92683
                                                               December 27, 2002

Mr. Michael Dochterman
CEO and President
Knowledge Foundations, Inc.

Dear Mr. Dochterman:

As required in Section 12.7 of License and Royalty Agreement ("Agreement") dated April 6, 2000 between Knowledge Foundations, Inc. ("KFI") and Richard L. Ballard ("Ballard"), the undersigned is hereby providing a notice of material breach of said Agreement as provided in Section 4 of the Agreement.

Section 7.3.1 of the Agreement provides for a ninety day cure period from the date of this notice. Therefore as of fiscal year end (March 31, 2003) KFI's and Ballard's rights to the technology as provided in Section 7.4 will be effective, unless the material breach has been cured.

As KFI is in process of spinning off all rights to the technology covered under the Agreement to a private company controlled by the original assignees of the Agreement, the assignment of the technology to the private company, within the cure period provided, will be considered effective cure of the material breach of the Agreement.

Sincerely,

/s/  Richard L. Ballard
-------------------------------
Richard L. Ballard

cc: Mr. Stephen C. Jensen
Knobbe, Martens, Olson & Bear